                 PLAN OF STOCK PURCHASE AND AGREEMENT TO MERGE

                                     AMONG

              HERITAGE FINANCIAL CORPORATION AND HERITAGE SAVINGS

                   BANK AND NORTH PACIFIC BANCORPORATION AND

                              NORTH PACIFIC BANK


                           DATED AS OF APRIL 3, 1998

                                    CONTENTS
                                                                     Page
                                                                     ----
DEFINITIONS........................................................    1

SECTION 1.  TERMS OF TRANSACTION...................................    5
            1.1   Transaction......................................    5
            1.2   Consideration....................................    5

SECTION 2.  CLOSING OF TRANSACTION.................................    5
            2.1   Closing..........................................    5
            2.2   Events of Closing................................    5
            2.3   Place of Closing.................................    5

SECTION 3.  MERGERS................................................    6

SECTION 4.  REPRESENTATIONS AND WARRANTIES.........................    6
            4.1   Representations and Warranties of NP and NPB.....    6
            4.2   Representations and Warranties of HFC............   13

SECTION 5.  CONDUCT AND TRANSACTIONS PRIOR TO CLOSING..............   13
            5.1   Conduct of NP's and NPB's Business Prior to
                  Closing..........................................   13
            5.2   Submission to Regulatory Authorities.............   17
            5.3   Public Announcements.............................   17
            5.4   Consents.........................................   18
            5.5   Further Actions..................................   18
            5.6   Notice...........................................   18
            5.7   Confidentiality..................................   19

SECTION 6.  APPROVALS AND CONDITIONS...............................   19
            6.1   Required Approvals...............................   19
            6.2   Conditions to Obligations of HFC and Bank........   19
            6.3   Conditions to Obligations of Selling Shareholder,
                  NP and NPB.......................................   21

SECTION 7.  SELLING SHAREHOLDER, OFFICERS AND EMPLOYEES............   21
            7.1   Selling Shareholder..............................   21
            7.2   Employees........................................   21
            7.3   Officers' Employment Contracts...................   21
            7.4   Initial Payments to Senior Management............   21
            7.5   Employee Benefit Issues..........................   22
            7.6   Office and Secretary Support for Mr. P.K.
                  Wallerich........................................   22

SECTION 8.  TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION   23
            8.1   Termination......................................   23
            8.2   Cost Allocation Upon Termination.................   23

SECTION 9.  MISCELLANEOUS..........................................   24
            9.1   Notices..........................................   24
            9.2   Waivers and Extensions...........................   24
            9.3   Construction and Execution in Counterparts.......   25
            9.4   Indemnification of Directors and Executive
                  Officers.........................................   25
            9.5   Survival of Representations, Warranties, and
                  Covenants........................................   25
            9.6   Attorneys' Fees and Costs........................   25
            9.7   Governing Law....................................   26

SECTION 10.  AMENDMENTS............................................   26

                          List of Annexes and Exhibits

ANNEXES:

ANNEX 1     Offices of each Bank
ANNEX 2     NP Options (Section 4.1.3)
ANNEX 3     NP Subsidiaries (Section 4.1.4)
ANNEX 4     Properties
ANNEX 5     Environmental Matters
ANNEX 6     Material Contracts
ANNEX 7     Asset Classification of NPB (Section 4.1.17)
ANNEX 8     Insurance Policies (Section 4.1.20)
ANNEX 9     NP Benefit Plans (Section 4.1.22(ii))

EXHIBITS:

EXHIBIT A   Merger Agreement I (pursuant to Section 3)
EXHIBIT B   Merger Agreement II (pursuant to Section 3)
EXHIBIT C   Selling Shareholder's Agreement (pursuant to Section 6.1)

                 PLAN OF STOCK PURCHASE AND AGREEMENT TO MERGE
                                     AMONG
                      HERITAGE FINANCIAL CORPORATION AND
                    HERITAGE SAVINGS BANK AND NORTH PACIFIC
                     BANCORPORATION AND NORTH PACIFIC BANK

     THIS PLAN OF STOCK PURCHASE AND AGREEMENT TO MERGE (the "Agreement") is made and entered into as of April 3, 1998, among HERITAGE FINANCIAL CORPORATION ("HFC"), HERITAGE SAVINGS BANK ("Bank"), NORTH PACIFIC BANCORPORATION ("NP"), NORTH PACIFIC BANK ("NPB"), and PETER K. WALLERICH and MARYLU WALLERICH ("Selling Shareholder").

                                   PREAMBLE

     The management of HFC, Bank, NP and NPB believe that the transactions contemplated by this Agreement are in the best interest of the respective corporations and their shareholders.

     It is contemplated that the transactions will be accomplished as follows:
(i) Selling Shareholder, who owns all outstandings shares of NP Common Stock, will sell to HFC, and HFC will purchase from Selling Shareholder, for cash, all issued and outstanding shares of NP Common Stock; (ii) subsequent to consummation of this Stock Purchase transaction, NP, which will then be wholly owned by HFC, will be merged with and into HFC ("Merger I") and will cease to exist; and (iii) subsequent to consummation of the Merger I NPB and Bank, both of which will then be wholly owned by HFC, will be merged together, with Bank being the bank surviving the merger ("Merger II").

                                   AGREEMENT

     In consideration of the mutual agreements set forth in this Agreement, Selling Shareholder, HFC, Bank, NP and NPB agree as follows:

                                  DEFINITIONS

     Terms used in this Agreement will have the following meanings:

     "Acquisition Proposal" has the meaning assigned to such term in Section
5.1.9 of this Agreement.

     "Agreement" means this Plan of Stock Purchase and Agreement to Merge, including all Annexes and Exhibits thereto.

     "Asset Classification" has the meaning assigned to such term in Section
4.1.17 of this Agreement.

     "BHC Act" means the federal Bank Holding Company Act of 1956, as amended.

     "Bank" is Heritage Savings Bank, a Washington state chartered banking association, which has its head office in Olympia, Washington, and which is wholly owned by HFC.

     "Banking Act" means Title 30 of the RCW.

     "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Washington are authorized or required by law to remain closed.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP, applied on a consistent basis.

     "Closing" means the closing of the Transaction contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in
Section 2.1 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation Plans" has the meaning assigned to such term in Section
4.1.22 of this Agreement.

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Core Deposits" means all deposits other than (i) brokered deposits, (ii) public funds and (iii) certificates of deposit (or equivalents) equal to or in excess of $100,000.

     "Corporate Code" means the Washington Business Corporation Act, as amended, as set forth in Title 23B of the RCW.

     "Director" means the Director of the Department of Financial Institutions for the State of Washington.

     "Effective Date" means the date on which all conditions to Closing have occurred and on which the Stock Purchase takes place, as more fully specified in
Section 2.1 of this Agreement.

     "Employees" has the meaning assigned to such term in Section 4.1.22(ii) of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning assigned to such term in Section 4.1.22(iv) of this Agreement.

     "ESI Plan" has the meaning assigned to such term in Section 4.1.22(ix) of this Agreement.

     "Executive Officers" with respect to any party to this Agreement means the chief executive officer, chief financial officer, and chief lending officer of such party.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve" means the Board of Governors of the Federal Reserve System, acting directly or by delegated authority through the Federal Reserve Bank of San Francisco.

     "Financial Statements" means the NP Financial Statements.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Material" means any material so described in Section 4.1.8 of this Agreement.

     "HFC" is Heritage Financial Corporation, a Washington corporation which has its principal place of business in Olympia, Washington, and which is a bank holding company registered pursuant to the BHC Act.

     "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest for an amount greater than $100,000 and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" with respect to a Person means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (a) the condition, financial or otherwise, properties, business or results of operations of such Person and its Subsidiaries, taken as a whole, and
(b) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

     "Merger I" means the merger of NP with and into HFC.

     "Merger II" means the merger of NPB with Bank.

     "Merger Agreement I" means the Plan and Agreement of Merger used to effect Merger I, in the form attached as Exhibit A.

     "Merger Agreement II" means the Plan and Agreement of Merger used to effect Merger II, in the form attached as Exhibit B.

     "Mergers" means Merger I and Merger II.

     "NP" is North Pacific Bancorporation, Inc., a Washington corporation which has its principal place of business in Tacoma, Washington and which is a bank holding company registered pursuant to the BHC Act.

     "NP Common Stock" means the issued and outstanding shares of North Pacific common stock, $1 par value per share.

     "NP Financial Statements" means NP's audited consolidated statements of financial condition at December 31, 1997, 1996 and 1995, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 1997, 1996 and 1995, all as more fully described in Section 4.1.5, of this Agreement.

     "NPB" is North Pacific Bank, a Washington state chartered banking association, which has its head office in Tacoma, Washington, and which is wholly owned by NP.

     "OREO" means real property acquired by NPB through foreclosure or deed in lieu of foreclosure or other realization proceedings.

     "Pension Plan" has the meaning assigned to such term in Section 4.1.22(iii) of this Agreement.

     "Person" includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

     "Plan" has the meaning assigned to such term in Section 4.1.22(i) of this Agreement.

     "Properties" with respect to any party to this Agreement means (i) properties or other assets owned or leased by such party or any of its Subsidiaries, and (ii) Loan Properties.

     "RCW" means the Revised Code of Washington, as amended.

     "Stock Purchase" means the purchase of all NP Common Stock by HFC.

     "Subsequent NP Financial Statements" means a consolidated balance sheet and related consolidated statements of income, cash flows and shareholders' equity at and for each fiscal quarter ending after December 31, 1997 and prior to Closing, all as more fully described in Section 5.1.8 of this Agreement.

     "Subsidiary" with respect to any party to this Agreement means any Person directly or indirectly controlled by such party.

     "Transaction" means consummation of the Stock Purchase in accordance with
Section 1.1 of this Agreement.

                                   SECTION 1.

                              TERMS OF TRANSACTION

     1.1  TRANSACTION.

     Subject to the terms and conditions of this Agreement and for the consideration set forth in Section 1.2, Selling Shareholder hereby agrees to sell to HFC, and HFC hereby agrees to purchase from Selling Shareholder, all of the NP Common Stock that is issued and outstanding immediately prior to Closing.

     1.2  CONSIDERATION.

     As consideration for the purchase of all issued and outstanding shares of NP Common Stock, HFC shall pay, in cash, a price of $18,000,000, plus net income of NPB, determined in accordance with GAAP consistently applied, from January 1, 1998 through Closing, reduced by expenses incurred by NP or NPB to accomplish the Transaction and by the amount to be paid as provided in Section 7.4 of this Agreement.

                                   SECTION 2.

                             CLOSING OF TRANSACTION

     2.1  CLOSING.

     The Closing will occur on the Effective Date. Unless HFC and Selling Shareholder agree upon another date, the Effective Date will be the date five
(5) Business Days after the fulfillment of the regulatory approval condition precedent to closing of the Transaction set forth in Section 6.1 of this Agreement. If Closing does not occur on or prior to September 30, 1998, either party may terminate this Agreement in accordance with Section 8 of this Agreement. The parties will use their best efforts to cause the Transaction to close by June 30, 1998.

     2.2  EVENTS OF CLOSING.

     On the Effective Date, certificates representing all of the NP Common Stock, endorsed in blank or with duly executed stock powers annexed thereto and in form and substance satisfactory to counsel for HFC, will be delivered by Selling Shareholder to HFC. If Selling Shareholder fails to deliver the required certificates on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party (i) waives the default or (ii) elects to proceed while reserving rights arising due to the default.

     2.3  PLACE OF CLOSING.

     Unless HFC and Selling Shareholder agree otherwise, the Closing will occur at the law offices of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim,

P.L.L.C. at such time during normal business hours as HFC and Selling Shareholder may fix.

                                  SECTION 3.

                                   MERGERS

     Subsequent to and conditioned upon the prior closing of the Transaction, and subject to the terms and conditions set forth in this Agreement and in the Annexes and Exhibits, HFC, in its sole discretion, intends to merge NP with and into HFC in Merger I and within a reasonable time following completion of Merger I (as determined by HFC), intends to merge NPB and Bank, with Bank being the surviving bank, in Merger II. Closing of the Transaction is not conditioned upon consummation of the Mergers.

     Merger I will be effected in accordance with the provisions of Chapter 23B.11 of the Corporate Code, and pursuant to Merger Agreement I attached as Exhibit A to this Agreement. In Merger I, NP will be merged into HFC, and HFC will be the surviving corporation and will be liable for all of the liabilities of NP. It is the intention that Merger I will qualify as a tax-free liquidation for Federal Income Tax purposes within the meaning of Section 332 of the Code.

     Merger II will be effected in accordance with Chapter 30.49 of the Banking Act and 12 United States Code (USC) 1828(c) and any related rules and regulations, and pursuant to Merger Agreement II attached as Exhibit B to this Agreement. In Merger II, NPB will be merged with Bank, and Bank will be the resulting bank and will be liable for all of the liabilities of the combined corporations. It is the intention of the parties to this Agreement that Merger II will qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368 of the Code.

                                  SECTION 4.

                        REPRESENTATIONS AND WARRANTIES

     4.1  REPRESENTATIONS AND WARRANTIES OF NP AND NPB.

     NP and NPB represent and warrant to HFC that, except as disclosed in an Annex to this Agreement or otherwise disclosed in writing by them and accepted by HFC within 20 days following the execution of this Agreement:

          4.1.1 ORGANIZATION AND GOOD STANDING. NP is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of the State of Washington (and if a bank, its deposits are issued by the Federal Deposit Insurance Corporation), and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of its bank Subsidiaries, are listed in Annex 1.

          4.1.2 CORPORATE AUTHORITY. Subject to receipt of any required shareholder approvals of this Agreement and subject to the required approvals, consents and waivers of governmental authorities referred to in Section 6.1 of this Agreement, each of NP and its Subsidiaries has all requisite corporate power and authority to enter into and carry out its obligations pursuant to this Agreement. The execution, delivery and performance of this Agreement will not violate any judgment, order, decree, statute, rule or governmental regulation to which it or any of its Subsidiaries may be subject, or constitute a breach or violation of or a default under any agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries may be bound, which breach or violation or default would have a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or Bylaws or any agreement or instrument to which it or any of such Subsidiaries is a party or by which it or any of such Subsidiaries is bound, which violation would have a Material Adverse Effect.

          4.1.3 CAPITAL STOCK. The authorized capital stock of NP consists of 50,000 shares of NP Common Stock, a total of 5,154 shares of which are issued and outstanding as of the date of this Agreement. All shares of NP Common Stock were validly issued and are fully paid and nonassessable. NPB's authorized capital stock consists of 8,000 shares of common stock, par value $100.00 per share, of which 8,000 shares currently are issued and outstanding, all of which are validly issued to NP, fully paid and nonassessable. No unissued shares of common stock or any other securities of NP or NPB, or any of their Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Annex 2, and neither NP nor NPB has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

          4.1.4 SUBSIDIARIES. Except as listed in Annex 3, NP does not have any Subsidiaries. The shares of capital stock of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

          4.1.5 OWNERSHIP OF NP COMMON STOCK. The Selling Shareholder owns all of the NP Common Stock free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "liens").

          4.1.6 FINANCIAL STATEMENTS. NP's Financial Statements (i) have been prepared from the books and records of the entity or entities to which they relate, (ii) present fairly the financial condition and operating results of such entity or entities at the times indicated and for the periods covered,
(iii) have been prepared in accordance with GAAP consistently applied through the periods covered, except as stated therein, and (iv) reflect all material liabilities, contingent or otherwise, of NP and NPB on the respective dates covered, except as stated therein.

          4.1.7 PROPERTIES.

          (i) NP and each of its Subsidiaries have unencumbered legal title or contract vendee's interest to their respective owned properties and other assets reflected in its Financial Statements, except for: (a) those encumbrances related to real property taxes, local improvement district assessments (if any), easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property; (b) prior mortgage liens on other real estate owned (to the extent consistent with the terms of the original loan in connection with which such real estate was acquired); (c) any property and other assets, not material in aggregate amount, disposed of since December 31, 1997 in the ordinary course of business; and (d) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect. All leases of real or personal property in which NP or NPB has an interest as lessee are assignable without the consent of any other party.

          (ii) All buildings and other facilities used in NP's business (or that of any of its Subsidiaries) are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

          4.1.8  ENVIRONMENTAL MATTERS.

          (i) To the knowledge of the Executive Officers of NP and NPB and each of their Subsidiaries, the Loan Properties are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, do not or would not result in a Material Adverse Effect on it.

          (ii) To the knowledge of NP's and NPB's Executive Officers, neither they nor any of their Subsidiaries, nor any other Person having an interest in any of their Properties, has engaged in the unlawful generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Properties. With respect to their Properties, there has not been (a) any unlawful presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material, (b) any condition that could result in any use, ownership or transfer restriction, or (c) any condition of nuisance, any of which, individually or collectively, would have a Material Adverse Effect on them. Neither they nor any of their Subsidiaries has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against it or its Properties or against any other Person as a result of any of the events described in clauses
(a), (b), and (c) of this paragraph. "Hazardous Material" means any chemical, substance, material, object, condition, waste or combination of the foregoing which is or may be hazardous or harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly.

          4.1.9 TAXES. All tax returns and reports required by law to be filed by NP and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon it or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in its tax returns for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to its federal or state taxes for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. There has been no past audit, objection to returns, or claim for additional taxes except as specified in the foregoing sentence.

          4.1.10 ABSENCE OF REGULATORY ACTION. To the knowledge of the Executive Officers of NP and NPB, neither they nor any of their Subsidiaries is in violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither they nor any of their Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

          4.1.11 ALLOWANCE FOR LOAN AND LEASE LOSSES. In the opinion of the management of NP and NPB, the allowance for loan losses shown in the NP Financial Statements is, and that which will be stated in its Subsequent NP Financial Statements prior to Closing will be, adequate to absorb anticipated loan and lease losses. In any event, the allowance for loan losses at the Effective Date will be at least 1.36% of its then-outstanding loans and leases.

          4.1.12 AGREEMENTS. Except for arrangements made in the ordinary course of business, NP and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been delivered to HFC. Specifically, except as so disclosed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries is a party to an oral or written (i) agreement not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (ii) agreement with any executive officer or other key employee of it or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it or any of its Subsidiaries of the nature contemplated by Agreement and which provides for the payment of in excess of $25,000, (iii) agreement with respect to any executive officer of it or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of an amount in excess of $25,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          4.1.13 COMPLIANCE WITH LAWS. NP and each of its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on it. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of its Executive Officers, no suspension or cancellation of any of them is threatened.

          4.1.14 KNOWLEDGE AS TO CONDITIONS. NP knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 6.1 of this Agreement should not be obtained.

          4.1.15 NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, neither NP nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with past practice, nor has there been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on it.

          4.1.16 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by NP or NPB with respect to it or its Subsidiaries, nor any representation made by Selling Shareholder in this Agreement (or in the Annexes to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Annexes) or in such representation or warranty not misleading.

          4.1.17  ASSET CLASSIFICATION.

          (i) Annex 7 sets forth a list, separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified, and such list is accurate and complete in all material respects, as of December 31, 1997, except as otherwise expressly noted in such Annex.

          (ii) No amount of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

          4.1.18 CORE DEPOSITS AND CAPITAL. NPB's Core Deposits for the month of March 1998 is not less than $58,000,000. NP's Capital is at least $7,900,000. NPB's Capital is at least $7,700,000.

          4.1.19 LITIGATION. No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against NP or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best knowledge of its Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          4.1.20 INSURANCE. NP and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Annex 8 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its Subsidiaries.

          4.1.21 LABOR MATTERS. Neither NP nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened.

          4.1.22  EMPLOYEE BENEFITS.

          (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by NP or NPB, as the case may be.

          (ii)  Annex 9 sets forth a list, as of the date of this Agreement, of
(a) all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (b) all material employment or severance contracts and (c) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering NP's current employees or those of its Subsidiaries (collectively, "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

          (iii) All of NP's Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of NP's Plans that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under
Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and NP is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or ERISA Section 502(i).

          (iv) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by NP or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA Section 4001 or
Section 414 of the Code (an "ERISA Affiliate"). It and its Subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multi-employer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its Subsidiaries nor any of its ERISA Affiliates has been notified by any multi-employer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multi-employer plan is currently in reorganization or insolvency or that such multi-employer plan intends to terminate or has been terminated under ERISA
Section 4041A.  No notice of a "reportable event" within the meaning of ERISA
Section 4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

          (v) All material contributions NP or any of its Subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or ERISA Section 302. Neither it nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under Code Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

          (vi) Except as disclosed in the NP Financial Statements, neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits.

          (vii) No provision of the documents governing any Plan contains restrictions on the rights of NP or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

          (viii) Except as disclosed in the NP Financial Statements or otherwise disclosed in this Agreement or in the related Annexes, neither the Transaction nor the Mergers will not result in (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (b) any material increase in benefits under any Compensation Plan or (c) payment of any severance or similar compensation under any Compensation Plan.

          (ix) NP's obligations under any existing executive supplemental retirement Plan ("ESI Plan") will not at any time exceed the value, as reflected on NPB's books (reported consistent with GAAP), of insurance policies owned by the NPB on the lives of the officers covered by the ESI Plan.

          4.1.23 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of NP or NPB, or under its authority, is or will be entitled to any commission, broker's, finder's or financial advisory fee in connection with the Transaction or the Merger.

     4.2  REPRESENTATIONS AND WARRANTIES OF HFC.

     HFC represents and warrants to Selling Shareholder that (i) it has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement, and (ii) the execution and performance of this Agreement by HFC does not violate any judgment, order, decree, statue, rule or governmental regulation to which HFC may be subject, or any agreement or instrument to which HFC is a party or by which it may be bound.

                                  SECTION 5.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

     5.1  CONDUCT OF NP'S AND NPB'S BUSINESS PRIOR TO CLOSING.

     NP and NPB each covenant that, prior to Closing:

          5.1.1  AVAILABILITY OF BOOKS, RECORDS AND PROPERTIES.

          (i) The books, records, properties, contracts and documents of NP and NPB will be available at all reasonable times to HFC, Bank and their counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as HFC or Bank deem reasonably relevant to the Transaction. NP and NPB will cooperate fully in such inspection and audit, and will make available all information reasonably requested by HFC or Bank.

          (ii) Upon request by HFC or Bank, NP and NPB will request that any third parties involved in the preparation or review of the NP Financial Statements or NP Subsequent Financial Statements disclose to HFC and Bank the work papers or any similar materials related to such financial statements.

          5.1.2 ORDINARY AND USUAL COURSE. Without prior written consent of HFC or Bank, NP and NPB will conduct their respective business only in the ordinary and usual course and will not do any of the following:

          (i) Effect any stock split or other recapitalization with respect to NP Common Stock or the shares of NPB; issue, pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock.

          (ii) Declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to NP Common Stock or the shares of NPB (except that NPB may declare a dividend to NP).

          (iii) Dispose of assets or make any commitment other than in the ordinary and usual course of business.

          (iv) Solicit or accept deposit accounts of a different type from accounts previously accepted by NPB or at rates materially in excess of rates previously paid by NPB except to reflect changes in prevailing interest rates, or incur any indebtedness for borrowed money.

          (v) Acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to HFC such evaluation and at least 30 days' advance notice.

          (vi) Enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Transaction.

          (vii) Take any action which would materially and adversely affect or delay their ability or the ability of HFC and Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the Transaction or the Mergers or to perform their respective covenants and agreements under this Agreement.

          5.1.3 CONTINUING REPRESENTATION AND WARRANTY. They will not do or cause to be done anything that would cause any representation or warranty in
Section 4 of this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by HFC or Bank.

          5.1.4 MAINTENANCE OF PROPERTIES. Each will maintain its respective properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

          5.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Each will use all reasonable effort to:

          (i)   Preserve its respective business organization.

          (ii) Retain the services of management and employees consistent with such program for consolidation of redundant employment positions resulting from the Transaction as shall be developed in cooperation with HFC.

          (iii) Preserve the goodwill of suppliers, customers and others with whom NP and NPB have business relations.

          5.1.6 SENIOR MANAGEMENT. Without prior consultation with HFC or Bank, neither NP nor NPB will make any change with respect to present management personnel having the rank of vice-president or higher.

          5.1.7 COMPENSATION. Except as provided in Section 7.4 of this Agreement, NP and NPB will not permit any increase in the current or deferred compensation payable or to become payable by NP or NPB to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with NP's and NPB's established policies with respect to the timing and amounts of such increments. Without the prior written approval of HFC and Bank, and except as provided in Section 7.3 of this Agreement, NP and NPB will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks notice.

          5.1.8 UPDATE OF FINANCIAL STATEMENTS. NP will deliver Subsequent NP Financial Statements to HFC, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent NP Financial
Statements:

          (i)   Will be prepared from the books and records of NP and NPB.

          (ii) Will present fairly the financial position and operating results of NP and NPB at the times indicated and for the periods covered.

          (iii) Will be prepared in accordance with GAAP (except for the absence of notes), consistently applied through the periods covered, subject to normal year-end adjustments.

          (iv) Will reflect all material liabilities, contingent or otherwise, of NP and NPB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP.

          5.1.9  ACQUISITION PROPOSALS/TERMINATION FEE.

          (i) NP agrees that neither it nor any of its Subsidiaries shall, and NP shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to Selling Shareholder) with respect to a merger, consolidation, sale of NP Common Stock to an ESOP or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, NP or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. NP will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. NP will take the necessary steps to inform the appropriate individuals or entitles referred to in the first sentence hereof of the obligations undertaken in this Section 5.1.9 of this Agreement. NP will notify HFC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with NP.

          (ii) If prior to September 30, 1999, Control of NP is acquired by a third party, by merger, purchase of assets, acquisition of stock or otherwise, then unless (a) the Agreement was terminated by Selling Shareholder pursuant to Sections 8.1.1, 8.1.2 or 8.1.3 of this Agreement, or (b) the representations and warranties of HFC in the Agreement were false in any material respect as of the date of this Agreement or HFC was in material default of its covenants in the Agreement prior to such change of control, NP will promptly pay to HFC the amount of $500,000 as complete reimbursement for its direct and indirect expenses incurred in proceeding with this Transaction.

          5.1.10 STATUS OF TITLE/LEASEHOLD INTERESTS. NP and NPB will provide HFC and Bank with status of title reports issued by a title insurance company reasonably satisfactory to HFC showing unencumbered fee simple title or vendee's interest to all real property owned by NP and NPB, and unencumbered leasehold interests in all real property leased by NP or NPB, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by HFC or are described in clauses (a) through (d) of Section 4.1.7(i) of this Agreement. With respect to such real property, NP and NPB will also provide to HFC copies of existing title policies held in their files, unless NP or NPB have reason to know of subsequent changes or unless HFC expressly requests an updated policy for any specific piece of property. Any updated policy will be an ALTA extended owner's policy with no exception other than those set forth above.

          5.1.11 ENVIRONMENTAL ASSESSMENTS. NP will obtain Phase I environmental assessments for any real property on which NP or any of its Subsidiaries maintains an office and, upon request by HFC, for any nonresidential OREO. Oral reports of such environmental assessments will be delivered to HFC no later than eight (8) weeks, and written reports will be delivered to HFC no later than ten (10) weeks, following the date of such request. NP will obtain, at HFC's expense, Phase II environmental assessments for properties identified by HFC on the basis of such Phase I environmental assessments.

          5.1.12 DIRECTORS' AND OFFICERS' LIABILITY. Immediately prior to the Effective Date, NP shall notify its directors' and officers' liability insurers of the Transaction and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 9.4 of this Agreement and known to NP, or circumstances reasonably deemed by HFC to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

     5.2  SUBMISSION TO REGULATORY AUTHORITIES.

     Representatives of HFC and Bank will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction and the Mergers. Representatives of Selling Shareholder, NP and NPB will cooperate in the preparation of such applications and other documents as reasonably requested by HFC. As appropriate, HFC will provide copies of such applications for review by NP. These applications are expected to include:

     (i) An application to the Federal Reserve and related filings regarding the Stock Purchase.

     (ii) Filings and coordination with the Washington Secretary of State with respect to Merger I, pursuant to the Corporate Code.

     (iii) An application to the FDIC and Director and related filings regarding Merger II.

     5.3  PUBLIC ANNOUNCEMENTS.

     Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Transaction shall occur upon, and be determined by, the mutual consent of NP and HFC.

     5.4  CONSENTS.

     Selling Shareholder will vote their shares of NP Common Stock in favor of Merger I and each corporate party to this Agreement will use its best efforts to obtain the consent or approval of any Person whose consent or approval is required in order to permit HFC, Bank, Selling Shareholder and NPB to consummate the Transaction and the Mergers.

     5.5  FURTHER ACTIONS.

          5.5.1 EFFORTS TO CONSUMMATE THE TRANSACTION. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

          5.5.2 POLICIES OF NP. At the request of HFC, NP will use its best efforts to modify and change its loan and real estate valuation policies and practices (including loan classifications and levels of reserves) and its fixed asset amortization and expense procedures prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of HFC and GAAP. NP's and NPB's representations, warranties, covenants and conditions contained in this Agreement will not be deemed to be untrue or breached or unfulfilled in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.5.2.

          5.5.3 APPOINTMENT OF DIRECTOR BY HFC. HFC agrees that, following the Effective Date, it will appoint one current NP Board Member acceptable to HFC, as a director of HFC.

          5.5.4 NPB SIGNAGE. HFC agrees that, following the Effective Date, and to the extent permissible under applicable regulatory constraints, certain existing NPB signage will be retained at the former NPB locations in addition to the Heritage Bank identifying signage at such locations.

     5.6  NOTICE.

     NP and NPB will provide HFC and Bank with prompt written notice of:

     (i) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to NP or NPB.

     (ii) The commencement of any proceeding against NP or NPB by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to NP or NPB.

     (iii) Acquisition of an ownership or leasehold interest in any real property, as specified in Section 5.1.2 of this Agreement.

     5.7  CONFIDENTIALITY.

     Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party to this Agreement shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

                                  SECTION 6.

                           APPROVALS AND CONDITIONS

     6.1  REQUIRED APPROVALS.

     The obligations of the parties to this Agreement are subject to the approval of the Transaction by the Federal Reserve and expiration of any required waiting period. Consummation of the Mergers are subject to and conditioned upon consummation of the Transaction and approval of the Mergers by all regulatory agencies having jurisdiction with respect to the Mergers.

     6.2  CONDITIONS TO OBLIGATIONS OF HFC AND BANK.

     All obligations of HFC and Bank pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

          6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of NP and NPB contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date. NP and NPB will have delivered to HFC and Bank their respective certificates to that effect, executed by the chief executive officer of NP and dated as of Closing.

          6.2.2 COMPLIANCE. NP and NPB each will have performed and complied in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. NP and NPB will have delivered to HFC and Bank their respective certificates to that effect, executed by the chief executive officer of NP and dated as of Closing.

          6.2.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting or reasonably expected by HFC to constitute a Material Adverse Effect with respect to NP or NPB.

          6.2.4 FINANCIAL CONDITION. The following will be true and the certificates of NP and NPB referred to in Subsection 6.2.2 will so state:

          (i) NP's and NPB's Capital will not be less than $7,999,000 and $7,736,000, respectively, plus net income determined in accordance with GAAP and less (a) payments made pursuant to Section 7.4 hereof and (b) expenses related to the Transaction in an amount not to exceed $200,000, and in the case of NPB only, less dividends paid to NP.

          (ii)  Core Deposits of NPB will not be less than $58,000,000.

          (iii) NPB's allowance for possible loan and lease losses will not be less than 1.36% of NPB's total outstanding loans and leases, and will be adequate to absorb NPB's anticipated loan and lease losses.

          (iv) The reserves set aside for any contingent liabilities of NP and NPB will be adequate to absorb all reasonably anticipated losses.

          6.2.5 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

          6.2.6 EXECUTION OF ADDITIONAL AGREEMENTS. The agreements described in Section 7 of this Agreement will have been executed and delivered to HFC and Bank.

          6.2.7 LEGAL OPINION. Graham & Dunn, P.C., counsel for NP and NPB, will have delivered to HFC and Bank an opinion, dated as of Closing, in form and substance acceptable to HFC and its counsel.

          6.2.8 RECEIPT OF TITLE POLICY. HFC will have received the title insurance policy or policies required by Section 5.1.10 of this Agreement.

          6.2.9 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

          (i)   The Boards of Directors of NP and NPB.

          (ii)  Selling Shareholder, as sole shareholder of NP.

          (iii) NP, as shareholder of NPB.

          6.2.10 RESIGNATION OF DIRECTORS. Each of the directors of NP and NPB will have tendered their written resignation as directors of NP and/or NPB to be effective upon consummation of the Transaction.

     6.3  CONDITIONS TO OBLIGATIONS OF SELLING SHAREHOLDER, NP AND NPB.

     All obligations of Selling Shareholder, NP and NPB pursuant to this Agreement are subject to satisfaction of the following conditions at or before
Closing:

          6.3.1 There shall not have occurred, on or prior to Closing, any event which would cause a reasonable person to doubt the ability of HFC to perform its obligations under this Agreement.

          6.3.2 CORPORATE ACTION. The Board of Directors of HFC will have approved the Transaction.

                                  SECTION 7.

                  SELLING SHAREHOLDER, OFFICERS AND EMPLOYEES

     7.1  SELLING SHAREHOLDER.

     The Selling Shareholder will enter into a written agreement, in the form attached to this Agreement as Exhibit C, providing that, for a period of two years after Closing, no such person will become involved, directly or indirectly, as a principal shareholder, director or officer of any financial institution that competes with HFC, Bank or any of their affiliates in Pierce County.

     7.2  EMPLOYEES.

     HFC and Bank intend that their current personnel policies will apply to any current employees of NP and NPB who are retained in the service of HFC and Bank after Closing. This expression of intent will not be construed to create a contract of employment with such employees of NP or NPB.

     7.3  OFFICERS' EMPLOYMENT CONTRACTS.

     At or prior to execution of this Agreement, Messrs. Winship, Manning and Carlson will enter into employment contracts with Bank, effective as of the Closing, in a form mutually agreeable to the parties.

     7.4  INITIAL PAYMENTS TO SENIOR MANAGEMENT.

     Prior to Closing, NPB will enter into bonus/deferred payment agreements with Messrs. Winship, Manning and Carlson providing for payment to each officer of a cash bonus equal to approximately three times total cash compensation of each officer for the year 1997 (reduced as necessary to avoid treatment as a payment subject to Section 280G of the Internal Revenue Code). The agreements will provide that (i) 20% of the amount to be paid to each officer will be paid immediately following Closing; (ii) 15% of the amount to be paid to each officer will be paid each six months following the date of Closing; and (iii) the balance of the amount to be paid to each officer will be paid 30 months following the date of Closing.

     7.5  EMPLOYEE BENEFIT ISSUES.

          7.5.1 COMPARABILITY OF BENEFITS. HFC and Bank confirm to NP and NPB their present intention to provide employees of NPB who become employees of Bank with employee benefit programs in the aggregate generally not less favorable to such employees than those presently being provided to employees of NP and NPB and those being provided to employees of HFC and Bank on the date of Closing.

          7.5.2 TREATMENT OF PAST SERVICE. For purposes of participation, vesting and benefit accruals in HFC's other employee benefit programs, employees of NPB who become employees of Bank will receive credit for prior service with NP and/or NPB for purposes of determining eligibility and vesting, but not for determining benefit accruals. For a reasonable period after Closing, not to exceed six months, any non-continuing employee also will be given an opportunity to apply for open positions with HFC or any of its banking subsidiaries, and HFC and such Subsidiary will use their best efforts to give prompt notice of job postings to such employees.

          7.5.3 NO CONTRACT CREATED. Except as provided in Section 7.3 of this Agreement, nothing in this Agreement will give any employee a right to continuing employment.

     7.6  OFFICE AND SECRETARY SUPPORT FOR MR. P.K. WALLERICH.

     HFC will provide Mr. P.K. Wallerich with:

     (i) Office space and secretarial assistance at the former NPB building for at least six months following the Closing.

     (ii) Office space and secretarial assistance inside or outside of the former NPB building, at the discretion of HFC, for an additional two and one-half years following Closing, at a cost not to exceed $2,500 per month.

     (iii) Space for personal and business files for five years following
Closing.

                                  SECTION 8.

            TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

     8.1  TERMINATION.

     This Agreement and the Transaction may be terminated at any time before Closing, whether before or after approval of this Agreement by the Selling Shareholder, NP, NPB, HFC and Bank as follows, and in no other manner:

          8.1.1 MUTUAL CONSENT. By mutual consent of the parties to this Agreement, if so determined by the Selling Shareholder and the Board of Directors of each corporate party, so determined by a vote of a majority of the members of its entire Board.

          8.1.2 SATISFACTION OF CONDITIONS. By Selling Shareholder, NP and NPB at any time on or before September 30, 1998 if any condition set forth in Sections 6.1 or 6.3 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by Selling Shareholder, NP or NPB), and by HFC and Bank at any time on or before September 30, 1998 if any condition set forth in Sections 6.1 or 6.2 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by HFC or Bank).

          8.1.3 TRANSACTION NOT CONSUMMATED. By HFC and Bank or by Selling Shareholder, NP and NPB if the Transaction is not consummated by September 30, 1998, provided that no party seeking to terminate is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

          8.1.4 BREACH. By Selling Shareholder, NP and NPB or by HFC and Bank in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy the closing condition set forth in Sections 6.1 and 6.3 in the case of NP and NPB, or Section 6.1, 6.2.1, or 6.2.2, in the case of HFC and Bank, and which breach cannot be cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach.

     8.2  COST ALLOCATION UPON TERMINATION.

     In connection with the termination of this Agreement, NP, NPB, HFC and Bank each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party; provided, however, that no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement or by a lack of good faith efforts that result in the failure to perform or fulfill any representation, warranty, covenant or condition set forth in this Agreement.

                                   SECTION 9.

                                 MISCELLANEOUS

     9.1  NOTICES.

     Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

     North Pacific Bancorporation/     North Pacific Bancorporation
     North Pacific Bank                5448 South Tacoma Way
                                       Tacoma, WA  98409
                                       Attn:  P.K. Wallerich, Chairman

     with a copy to:                   Steven M. Klein, Esq. or
                                       Mark C. Lewington, Esq.
                                       Graham & Dunn, P.C.
                                       1420 Fifth Avenue, 38th Floor
                                       Seattle, WA  98101

     Heritage Financial Corporation/   Heritage Financial Corporation
     Heritage Savings Bank             201 5th Avenue S.W.
                                       Olympia WA 98502
                                       Attn:  Don Rhodes, Chairman, and
                                              Chief Executive Officer

     with a copy to:                   J. James Gallagher, Esq. or
                                       Sandra L. Gallagher, Esq.
                                       Gordon, Thomas, Honeywell, Malanca,
                                       Peterson & Daheim, P.L.L.C.
                                       1201 Pacific Avenue, Suite 2200
                                       P.O. Box 1157
                                       Tacoma, WA 98402

or to such other address or person as any party may designate by written notice to the other.

     9.2  WAIVERS AND EXTENSIONS.

     NP, NPB, Selling Shareholder, HFC or Bank may, by, written instrument, extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

     (i) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

     (ii)  compliance with any of the covenants of any other party; and

     (iii) any other party's performance of any obligations pursuant to this Agreement and any other condition precedent set out in Section 6 of this Agreement.

     Any waiver or extension pursuant to this Agreement will be executed by Selling Shareholder and by an authorized officer of any other party so electing.

     9.3  CONSTRUCTION AND EXECUTION IN COUNTERPARTS.

     Except as otherwise expressly provided here, this Agreement: (i) covers the entire understanding of HFC, Bank, Selling Shareholder, NP and NPB, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by Selling Shareholder and a duly authorized officer of NP, HFC and Bank; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

     9.4  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

     On and after the Effective Date, HFC will indemnify and defend those persons now (or at Closing) acting as directors and executive officers of NP and NPB from and against any and all claims, losses, liabilities, costs, and expenses (including reasonable attorney fees) arising from any of such persons' actions in such capacities prior to the Effective Date, to the full extent that NP and/or NPB now are so obligated under applicable law or under their respective articles of incorporation or bylaws in effect at the date of this Agreement. For a period of three years after the Effective Date, HFC will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by NP or NPB with respect to claims arising from facts or events which occurred before the Effective Date.

     9.5  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     Except for the covenants set forth in Section 5.7 of this Agreement (as to confidentiality), the representations, warranties and covenants set forth in this Agreement will not survive Closing or the termination of this Agreement.

     9.6  ATTORNEYS' FEES AND COSTS.

     In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to receipt of its costs and expenses, including reasonable attorneys' fees.

     9.7  GOVERNING LAW.

     This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

                                  SECTION 10.

                                  AMENDMENTS

     Subject to applicable law, this Agreement and the form of any attached Exhibit or Annex may be amended upon authorization of Selling Shareholder and the boards of directors of NP, NPB, HFC and Bank.

     DATED this 3rd day of April, 1998

                              HERITAGE FINANCIAL CORPORATION


                              By: /s/  Donald V. Rhodes
                                 ----------------------
                                  Donald V. Rhodes
                              Its:  Chairman, President and Chief
                                    Executive Officer


Attest:


/s/  Wendy K. Gauksheim
-----------------------
Secretary

                              HERITAGE SAVINGS BANK


                              By: /s/  Donald V. Rhodes
                                 ----------------------
                                  Donald V. Rhodes
                              Its:  Chairman, President and Chief
                                    Executive Officer


Attest:

/s/  Wendy K. Gauksheim
-----------------------
Secretary

                              SELLING SHAREHOLDER



                              /s/ Peter K. Wallerich
                              ----------------------
                              Peter K. Wallerich


                              /s/ Marylu Wallerich
                              ----------------------
                              Marylu Wallerich


STATE OF WASHINGTON  )
                     )  ss.
County of Pierce     )

     I certify that I know or have satisfactory evidence that Peter K. Wallerich and Marylu Wallerich are the persons who appeared before me, and said persons acknowledged that they signed this instrument and acknowledged it to be their free and voluntary act for the uses and purposes mentioned in the instrument.

     DATED this 3rd day of April, 1998.

                         /s/ Jill L. Myers
                         ------------------
                         (Type/Print Name above)
                         Notary Public in and for the
                         State of Washington,
                         residing at Gig Harbor
                         My appointment expires: 5/9/98


                              NORTH PACIFIC BANCORPORATION

                              By:  /s/ Peter K. Wallerich
                                 ------------------------
                                   Peter K. Wallerich
                              Its: Chairman and Chief Executive Officer


Attest:

/s/ Scott D. Winship
--------------------
Secretary

                              NORTH PACIFIC BANK

                              By:  /s/ Scott D. Winship
                                 ----------------------
                                   Scott D. Winship
                              Its: President and Chief Executive Officer



Attest:


/s/  Peter K. Wallerich
-----------------------
Chairman


STATE OF WASHINGTON  )
                     )ss
COUNTY OF PIERCE     )

     On this 3rd day of April, 1998, before me personally appeared Donald V. Rhodes, to me known to be the Chairman, President and Chief Executive Officer of Heritage Financial Corporation, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                       /s/ Jill L. Myers
                                       -------------------------------------
                                       NOTARY PUBLIC in and for the State of
                                       Washington, residing at Gig Harbor
                                       My Commission expires: 5/9/98

STATE OF WASHINGTON  )
                     )ss
COUNTY OF PIERCE     )

     On this 3rd day of April, 1998, before me personally appeared Donald V. Rhodes, to me known to be the Chairman, President and Chief Executive Officer of Heritage Savings Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                  /s/  Jill L. Myers
                                  -------------------------------------
                                  NOTARY PUBLIC in and for the State of
                                  Washington, residing at:  Gig Harbor
                                  My Commission expires: 5/9/98

STATE OF WASHINGTON  )
                     )ss
COUNTY OF PIERCE     )

     On this 3rd day of April, 1998, before me personally appeared Peter K. Wallerich, to me known to be the Chairman and Chief Executive Officer of North Pacific Bancorporation the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                    /s/  Jill L. Myers
                                    -------------------------------------
                                    NOTARY PUBLIC in and for the State of
                                    Washington, residing at:  Gig Harbor
                                    My Commission expires: 5/9/98


STATE OF WASHINGTON  )
                     )ss
COUNTY OF PIERCE     )

     On this 3rd day of April, 1998, before me personally appeared Scott D. Winship, to me known to be the President and Chief Executive Officer of North Pacific Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                    /s/  Jill L. Myers
                                    -------------------------------------
                                    NOTARY PUBLIC in and for the State of
                                    Washington, residing at:  Gig Harbor
                                    My Commission expires: 5/9/98

                                    ANNEX 1

                                [SECTION 4.1.1]

                             OFFICES OF EACH BANK
1.  HERITAGE SAVINGS BANK

Main Branch                             Tumwater Branch
-----------                             ---------------
201 - 5th Avenue S.W.                   5301 Capitol Blvd.
Olympia, WA 98501                       Tumwater, WA 98501

Thurston County Home Loan Center        West Olympia Branch
--------------------------------        -------------------
520 Water Street                        900 Cooper Point Road S.W.
Olympia, WA 98501                       Olympia, WA 98502

Lacey Branch                            Indian Summer Branch
------------                            --------------------
4400 Pacific Avenue S.E.                5800 Rainier Loop S.E.
Lacey, WA 98503                         Lacey, WA 98513
Shelton Branch

Shelton Branch                          Lakewood Branch
--------------                          ---------------
301 East Wallace Kneeland Blvd.         9802 Gravelly Lake Dr. S.W.
Suite 115                               Tacoma, WA 98499
Shelton, WA 98584
Spanaway Branch

Spanaway Branch                         Pierce County Business Banking Branch
---------------                         -------------------------------------
15211 Pacific Avenue So.                1201 Pacific Avenue
Tacoma, WA 98444                        Fountain Court, Suite 5
                                        Tacoma, WA 98402
80th and Pacific Branch
-----------------------
8002 Pacific Avenue
Tacoma, WA 98408

2.  NORTH PACIFIC BANK

          Main Office
          -----------
          5448 South Tacoma Way
          P.O. Box 9188
          Tacoma, WA 98409-0188

          Branch Office
          -------------
          8801 South Tacoma Way
          Tacoma, WA 98499-4546

          Loan Production Office (not opened)
          -----------------------------------
          2016 South 320th Street
          Building "B", Suite "N"
          Federal Way, Washington 98003

                                    ANNEX 2

                                [SECTION 4.1.3]

                                   NP SHARES

1.  NP OPTIONS

          None

                                    ANNEX 3

                                [SECTION 4.1.4]

                                 SUBSIDIARIES

1.   NORTH PACIFIC BANCORPORATION

     North Pacific Bank is a wholly owned subsidiary of North Pacific Bancorporation.

     North Pacific Financial Services, Inc. is a wholly owned subsidiary of North Pacific Bank.

     North Pacific Mortgage Company is a wholly owned subsidiary of North Pacific Bank.

                                    ANNEX 4

                                [SECTION 4.1.7]

                                  PROPERTIES

         Lease which is not Assignable without Consent of Other Party


Parties                           Date                Assignment Provision
-------                           ----                --------------------
NPB and Cratsenberg Properties    February 27, 1998   Section Nine:  Assignment
                                                      and Subletting
                                                      . No assignment by Tenant
                                                        without consent of
                                                        Landlord

                                    ANNEX 5

                                [SECTION 4.1.8]

                            ENVIRONMENTAL  MATTERS

None.

                                    ANNEX 6

                                [SECTION 4.1.12]

                               MATERIAL CONTRACTS


Agreement                    Parties                       Date
---------------------------------------------------------------------------------------
Lease Agreement              NPB and Cratsenberg           February 27, 1998
                             Properties
---------------------------------------------------------------------------------------
Software Maintenance         NPB and Jack Henry &          January 25, 1994
Agreement                    Associates
---------------------------------------------------------------------------------------
Software Maintenance         NPB and Goldleaf              December 1, 1996
Agreement                    Technologies, Inc.
---------------------------------------------------------------------------------------
Business Manager License     NPB and Private Business,     January 12, 1994
Agreement                    Inc.
---------------------------------------------------------------------------------------
Capital Debenture            NPB and debenture             September 10, 1991
Agreement                    holders
---------------------------------------------------------------------------------------
Participating Bank           NPB and Columbus Bank and     March 27, 1997
Agreement - Credit Card      Trust Company
Program
---------------------------------------------------------------------------------------
Licensing Agreement          North Pacific Financial       January 4, 1996
                             Services, Inc. and Pierce
                             County
---------------------------------------------------------------------------------------
Death or Disability          NPB and Peter Wallerich       Unexecuted
Benefits Agreement
---------------------------------------------------------------------------------------

                                    ANNEX 7

                                [SECTION 4.1.17]

                              ASSET CLASSIFICATION

This material was omitted from this filing as it contained confidential information related to NP's customers

                                    ANNEX 8

                               [SECTION 4.1.20]

                                   INSURANCE


Policy Number         Insurer                 Type
-----------------------------------------------------------------------
46DO00108-3           Bancinsure, Inc.        Directors and Officers
-----------------------------------------------------------------------
126720-04697210001    Aetna Insurance         Paid-up Life Insurance
-----------------------------------------------------------------------
L356661-00            Allmerica Financial     Exceptional Life for P.K.
                                              Wallerich
-----------------------------------------------------------------------
L360932-00            Allmerica Financial     Exceptional Life for Paul
                                              Manning
-----------------------------------------------------------------------
9331-62458            Regence Blue Shield     Group Health
-----------------------------------------------------------------------
9341-92570            Regence Blue Shield     Group Health
-----------------------------------------------------------------------

                                    ANNEX 9

                                [SECTION 4.1.22]

                               EMPLOYEE BENEFITS


 .    North Pacific Bank Employee Stock Ownership Plan, dated December 31, 1996.

 .    A self-administered plan for Barbara Hansen dated October, 1986.

                                   EXHIBIT A

                              MERGER AGREEMENT I

                                   TO MERGE
                         NORTH PACIFIC BANCORPORATION
                                      AND
                        HERITAGE FINANCIAL CORPORATION

     THIS Merger Agreement I (the "Merger Agreement") dated as of _________, 1998, is between HERITAGE FINANCIAL CORPORATION, a Washington corporation ("HFC"), and NORTH PACIFIC BANCORPORATION, a Washington corporation ("NP"). HFC and NP are sometimes called the "Constituent Corporations."

                                   RECITALS

     1. HFC and NP and their respective subsidiaries have entered into a Plan of Stock Purchase and Agreement to Merge dated as of March ___, 1998 (the "Master Agreement"), providing for, among other things, (a) the acquisition of all issued and outstanding shares of NP by HFC (the "Stock Purchase"); and (b) following consummation of the Stock Purchase, the merger of NP with and into HFC, upon the terms and conditions provided in the Master Agreement and this Merger Agreement, all in accordance with the provisions of the Corporate Code (the "Merger").

     2. HFC has authorized capital stock of 15,000,000 shares of common stock, no par value ("HFC Common Stock") of which 9,751,512 shares were outstanding at March ____, 1998.

     3. NP has authorized capital stock of 50,000 shares of common stock, $1.00 par value per share (the "NP Common Stock"), of which 5,154 shares were outstanding at March ____, 1998. At the Effective Time of the Merger, all issued and outstanding shares of NP will be owned by HFC.

     4. Unless the context otherwise require, capitalized terms defined in this Merger Agreement, shall have the meaning set forth under the "Definitions" heading of the Master Agreement.

     5. At least a majority of the respective Board of Directors of HFC and NP deem it advisable and in the best interests of the respective corporations and their respective shareholders or shareholder that the Merger be so consummated.

                                  AGREEMENTS

     HFC and NP, subject to the conditions set forth in the Master Agreement and this Merger Agreement, in consideration of the premises and of the mutual covenants and agreements contained there and here and of the benefits to accrue to them, agree that the Constituent Corporations be merged into a single corporation which shall be

HFC, and agree, prescribe and set forth (among other provisions) the terms and conditions of the Merger, the motive carrying the same into effect and the manner and basis of converting the shares of each of the Constituent Corporations as follows:

                                   ARTICLE 1

                                    MERGER

     Subsequent to and conditioned upon Closing of the Stock Purchase, NP shall be merged into HFC in accordance with the applicable provisions of the Corporate Code upon the filing of appropriate Articles of Merger with the Washington Secretary of State, as provided in the Corporate Code. The Effective Time specified in such filing is referred to as the Effective Time. At the Effective Time, the separate existence of NP shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation and HFC shall continue under the laws of Washington as the surviving corporation (the "Surviving Corporation").

                                   ARTICLE 2

                       CERTIFICATE OF INCORPORATION AND
                        BYLAWS OF SURVIVING CORPORATION

     Section 2.1 The Articles of Incorporation of HFC as in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until thereafter duly amended.

     Section 2.2 The Bylaws of HFC as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until thereafter duly amended.

                                   ARTICLE 3

                      BOARD OF DIRECTORS AND OFFICERS OF
                             SURVIVING CORPORATION

     Section 3.1 As of the Effective Time, the members of the Board of Directors and the officers of HFC as constituted immediately prior to the Effective Time shall continue as members of the Board of Directors and the officers of the Surviving Corporation. If a vacancy shall exist on the Board of Directors of the Surviving Corporation by reason of the failure or inability of any of the above-described persons to serve as a director, such vacancy may be filled in the manner provided in the Articles of Incorporation and the Bylaws of the Surviving Corporation.

                                   ARTICLE 4

            MANNER OF TRANSFERRING SHARES OF STOCK OF NORTH PACIFIC

     Section 4.1 As of the Effective Time, each share of NP Common Stock, which is held immediately prior to the Effective Time by HFC, the sole shareholder of

NP, will and by virtue of the Merger and without any actions by the holder thereof, the canceled and all rights in respect thereof will cease.

     Section 4.2 The shares of capital stock of HFC issued and outstanding at the Effective Time will continue to be issued and outstanding shares of the Surviving Corporation.

     Section 4.3 The amount of capital stock of HFC, as the Surviving Corporation, will be equal to the combined capital of the Constituent Corporations, adjusted, however, for changes (including necessary or appropriate accounting adjustments) between March ____, 1998 and the Effective Time of the Merger.

                                   ARTICLE 5

                                 EFFECTIVENESS

     Appropriate Articles of Merger shall be delivered to the Washington Secretary of State for filing, all in accordance with the applicable provisions of the Corporate Code, and the officers of each of the Constituent Corporations shall execute all such other documents and shall take all such other actions as may be necessary to effect the Merger in accordance with this Merger Agreement.

                                   ARTICLE 6

                             EFFECTS OF THE MERGER

     Section 6.1 Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of the Constituent Corporations; and all the rights, privileges, powers and franchises of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of these Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     Section 6.2 If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporations and its proper officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

     Obligations of both NP and HFC to proceed with closing of this Merger are conditioned upon (a) consummation of the Stock Purchase; and (b) approval of the Merger by HFC as the sole shareholder of NP.

                                   ARTICLE 8

           TERMINATION OF MASTER AGREEMENT AND ABANDONMENT OF MERGER

     Section 8.1 This Merger Agreement and the Merger contemplated hereby may be terminated and abandoned at any time before appropriate Articles of Merger have been filed with the Washington Secretary of State, whether before or after approval of this Merger Agreement by the shareholder of NP, and shall automatically terminate without further action by either of the parties hereto in the event the Master Agreement is terminated in accordance with its terms.

     Section 8.2 At any time prior to filing of appropriate Articles of Merger with the Washington Secretary of State, the parties hereto may, by written agreement approved by their Boards of Directors and subject to Section 9.2 of the Master Agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive compliance with any of the conditions, covenants or agreements contained in this Merger Agreement, or (c) amend or modify any of the provisions of the this Merger Agreement.

     Section 8.3 If for any reason this Merger Agreement ceases to be binding upon the Constituent Corporations because of termination as provided herein or otherwise, it shall thereafter be void without further action by the shareholder NP.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 This Merger Agreement may be executed several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the Merger Agreement.

     Section 9.2 Except as otherwise provided in this Merger Agreement, nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the constituent corporations and their shareholder and their successors and assigns, any rights or remedies under or by reason of this Merger Agreement.

     Section 9.3 This Merger Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Washington.

     IN WITNESS WHEREOF, the constituent corporations have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.




NORTH PACIFIC BAN CORPORATION                HERITAGE FINANCIAL CORPORATION



By:_________________________                 By:_________________________

Its:________________________                 Its:________________________

                                   EXHIBIT B

                              MERGER AGREEMENT II

                                   TO MERGE
                              NORTH PACIFIC BANK
                                      AND
                             HERITAGE SAVINGS BANK

     This MERGER AGREEMENT, dated as of ________________, 1998, is by and between HERITAGE SAVINGS BANK ("the Bank" or the "Continuing Bank") and NORTH PACIFIC BANK ("NPB").

                                   RECITALS

     1. The Bank is a state savings banking corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with its principal office located in the City of Olympia, County of Thurston, State of Washington. As of December 31, 1998, the Bank had authorized capital stock of ___________ shares of common stock, ____ par value per share, of which all issued and outstanding shares are owned by Heritage Financial Corporation ("HFC").

     2. NPB is a state commercial banking corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with its principal office located in the City of Tacoma, County of Pierce, State of Washington. NPB has authorized capital stock of 8,000 shares of common stock, $100.00 par value per share, of which all issued and outstanding shares are currently owned by North Pacific Bancorporation ("NP").

     3. On April 3, 1998, a Plan of Stock Purchase and Agreement to Merge (the "Master Agreement") was entered into by and between HFC, Bank, NP, and NPB, providing for (a) the acquisition of all issued and outstanding shares of common stock of NP by HFC (the "Stock Purchase"); (b) the merger of NP with and into HFC ("Merger I"), following consummation of the Stock Purchase; and (c) the merger of NPB with and into the Bank following consummation of Merger I ("Merger II").

     4. At the time of consummation of the Merger II both NPB and the Bank will be wholly owned subsidiaries of HFC.

     5. The Boards of Directors of both NPB and the Bank have approved the Master Agreement and this Merger Agreement, and have authorized their execution and delivery.

     6. The following terms defined in this Recital shall, for all purposes of this Merger Agreement, have the meanings specified:

a. The term "Continuing Bank" means Heritage Savings Bank, as the bank resulting from the Merger, upon and as of the Effective Time of the Merger of NPB and the Bank pursuant to this Merger Agreement;

b. The term "Effective Date" of the Merger means the date in the Certificate of Merger issued by the Washington Department of Financial Institutions, Division of Banks ("Division") on which the Division specifies therein that the Merger shall become effective;

c. The term "Effective Time" of the Merger means the specific time of day on the Effective Date of the Merger at which the Division in its Certificate referred to in Recital 6(b) specifies that the Merger shall become effective;

d. The term "Merger" means the merger of NPB with and into the Bank pursuant to the terms and conditions of this Merger Agreement;

     7. Unless inconsistent with terms defined in this Plan, capitalized terms used herein shall have the meanings set forth under the "Definitions" heading of the Master Agreement.

                                  AGREEMENTS

     In consideration of the foregoing and the mutual agreements set forth below, NPB and the Bank each represent, covenant, and agree as follows:

                                   ARTICLE 1

                                    MERGER

     NPB will be merged with and under the Charter of the Bank. The closing (the "Closing") of the Merger will take place at the principal office of the Bank, as soon as possible after satisfaction of the conditions set forth in Section 4 of this Agreement, or at such other time or place as the parties may agree (the date of Closing being referred to herein as the "Closing Date").

                                   ARTICLE 2

                             EFFECTS OF THE MERGER

     Section 2.1. At the Effective Time of the Merger, (i) the corporate existence of NPB and the Bank will be merged into and continued in the Continuing Bank; (ii) the name of the Continuing Bank will be Heritage Bank;
(iii) the Articles of Incorporation and Bylaws of the Bank as in effect prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Continuing Bank; and (iv) the head office and branch offices of the Bank will become branch offices of the Continuing Bank. The principal and other offices of the Continuing Bank are listed on EXHIBIT A to this Agreement.

     Section 2.2. At and after the Effective Time, (i) the Board of Directors of the Continuing Bank will consist of those persons listed on EXHIBIT B, who will serve in such capacity until the next annual meeting of shareholders or until such time as their respective successors have been elected and qualified; and (ii) the executive officers of the Bank immediately prior to the Effective Time of the Merger and such executive officers of NPB as have been identified prior to the Effective Time (all as set forth in EXHIBIT C) will serve as executive officers of the Continuing Bank, in accordance with the Articles of Incorporation and Bylaws of the Bank.

     Section 2.3. At and after the Effective Time, the Merger shall have all the effects set forth in Sections 30.49.060 and 30.49.080 of the Revised Code of Washington and other applicable law.

                                   ARTICLE 3

                         MANNER OF TRANSFERRING SHARES
                                OF STOCK OF NPB

     At and as of the Effective Time of the Merger, and by reason of the Merger becoming effective:

     Section 3.1 Shares of capital stock of NPB owned by HFC will not be converted in the Merger, but will be canceled and all rights in respect thereof will cease to exist.

     Section 3.2 The shares of capital stock of the Bank issued and outstanding at the Effective Time of the Merger will continue to be issued and outstanding shares of the Continuing Bank.

     Section 3.3 The amount of capital stock, surplus and undivided profits of the Continuing Bank on the Effective Date will be combined with that of NPB and when so combined will be equal to the combined capital accounts of the merging banks.

                                   ARTICLE 4

                             CONDITIONS TO CLOSING

     Section 4.1 The obligations of both NPB and the Bank to proceed with the Closing are conditioned upon (i) consummation of the Stock Purchase; (ii) consummation of Merger I; (iii) approval of the Merger by HFC, as the sole shareholder of both NPB and the Bank; (iv) approved by the Division; and (v) approved by the FDIC.

     Section 4.2 Both NPB and the Bank will use their best efforts to promptly prepare and file with the regulatory agencies mentioned in Section 4(a), such applications and documents as may be appropriate to secure all necessary approvals for the Merger.

                                   ARTICLE 5

                             TERMINATION/AMENDMENT

     Section 5.1 This Merger Agreement and the Merger contemplated by it may be terminated and abandoned, as provided in the Master Agreement, at any time before the Division has issued a Certificate of Merger, whether before or after approval of the Merger by the shareholder of the parties, and will automatically terminate without further action by either of the parties in the event the Master Agreement is terminated in accordance with its terms.

     Section 5.2 At any time prior to issuance by the Division of a Certificate of Merger, the parties may, by written agreement approved by their Boards of Directors and subject to Section 9.2 of the Master Agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive compliance with any of the conditions, covenants or agreements contained in this Merger Agreement; or (iii) amend or modify any of the provisions of this Merger Agreement.

     Section 5.2 If for any reason this Merger Agreement ceases to be binding upon NPB and the Continuing Bank because of termination as herein provided or otherwise, it will be void without further action by the shareholders of either party.

                                   ARTICLE 6

                                 MISCELLANEOUS

     Section 6.1 This Merger Agreement will be binding upon and benefit the parties and their respective successors and assigns, provided, however, that neither this Merger Agreement nor any right under it may be assigned by any party without the consent of the other party.

     Section 6.2 This Merger Agreement may be amended, and any provision waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced. Except as otherwise expressly provided, no person other than the parties to this Merger Agreement will have any right under this Merger Agreement or be entitled to the benefit of any of its provisions.

     Section 6.3 This Merger Agreement may be executed in one or more counterparts, all of which will together constitute one and the same instrument and will become effective when one or more counterparts have been signed by NPB and delivered to the Bank and one or more counterparts have been signed by the Bank and delivered to NPB.

     Section 6.4 This Merger Agreement will be governed by and construed in accordance with the laws of the State of Washington.

     TO WITNESS THE FOREGOING, NPB and the Bank have caused this Merger Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

                       EXHIBIT A to Merger Agreement II

                Principal and Other Offices of Continuing Bank

                       EXHIBIT B to Merger Agreement II

                     Board of Directors of Continuing Bank


     The following is a list of persons who will serve as directors of the Continuing Bank until the next annual meeting of the shareholder or until such time as respective successor has been elected and qualified. The mailing address for all directors is _________________________________.

                       EXHIBIT C to Merger Agreement II

                          Officers of Continuing Bank


     The following is a list of executive officers (including title) of the Continuing Bank. The mailing address of each executive officer is
_______________________

                                   EXHIBIT C

                        SELLING SHAREHOLDER'S AGREEMENT

     This Agreement is made and entered into as of the 3rd day of April, 1998 by and between Heritage Financial Corporation, a Washington corporation ("HFC") and Peter K. Wallerich and Marylu Wallerich (collectively "Selling Shareholder"), the owner of all outstanding Common Stock of North Pacific Bancorporation ("NP").

                                   RECITALS

     1. Pursuant to the terms of the Plan of Stock Purchase and Agreement to Merge, dated as of the 3rd day of April, 1998 (the "Agreement") among HFC, Heritage Savings Bank (the "Bank"), Selling Shareholder, NP and North Pacific Bank ("NPB"), all of the issued and outstanding shares of NP will be acquired by HFC (the "Stock Purchase"), following which it is intended that NP will be merged with HFC, and NPB will be merged with Bank (the "Mergers").

     2. The obligation of HFC and Bank to consummate the stock purchase contemplated by the Agreement is conditioned upon their receipt of non-competition agreements from the Selling Shareholder.

                                   AGREEMENT

     In consideration of the performance of HFC and Bank under the Agreement, and for other good and valuable consideration, Selling Shareholder agrees for a period of two (2) years after the Effective Date, as defined in the Agreement, they will not, directly or indirectly, become interested in, as a principal shareholder, director or officer of, any financial institution that competes with HFC or any of its subsidiaries or their affiliates within Pierce County in the State of Washington.

     For purposes of this Agreement, the term "principal shareholder" means any person who owns, directly or indirectly, 5% or more of the outstanding shares of any class of equity security of a company.

     Selling Shareholder recognizes and agrees that any breach of this Agreement by Selling Shareholder will entitle HFC and Bank and any of their successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled.

     Executed of the 3rd day of April, 1998.


HERITAGE FINANCIAL CORPORATION                SELLING SHAREHOLDER


By:  /s/  Donald V. Rhodes                    /s/  Peter K. Wallerich
     -----------------------------            ------------------------------
Its: Chairman and Chief Executive             Peter K. Wallerich
     -----------------------------
      Officer
     -----------------------------
                                              /s/  Marylu Wallerich
                                              ------------------------------
                                              Marylu Wallerich

                                      -2-